UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Hudson Highland Group, Inc.

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HUDSON HIGHLAND GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2011

To the Stockholders of Hudson Highland Group, Inc.:

We are providing notice that the annual meeting of stockholders of Hudson Highland Group, Inc. will be held on Thursday, April 28, 2011, at 8:00 A.M., local time, at the offices of Foley & Lardner LLP, 90 Park Avenue, 39th Floor, New York, New York 10016, for the following purposes:

1.	To elect two directors to hold office until the 2014 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To consider an advisory vote on the compensation of our named executive officers as disclosed in the accompanying proxy statement;
3.	To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and
4.	To ratify the appointment of KPMG LLP as independent registered public accounting firm to audit Hudson Highland Group, Inc.’s financial statements for the fiscal year ending December 31, 2011.

We also will consider and act upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 1, 2011 will be entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please vote your shares over the Internet or via the toll-free telephone number, as instructed in the Notice of Internet Availability of Proxy Materials. You also may request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them, as instructed in the Notice of Internet Availability of Proxy Materials.

For directions to the annual meeting please write Latham Williams, Corporate Secretary, Hudson Highland Group, Inc., 560 Lexington Avenue, 5th Floor, New York, New York 10022 or call (212) 351-7300.

By Order of the Board of Directors
HUDSON HIGHLAND GROUP, INC.

Latham Williams
Corporate Secretary

New York, New York
March 18, 2011

PROXY STATEMENT

i

HUDSON HIGHLAND GROUP, INC.
560 Lexington Avenue, 5th Floor
New York, New York 10022

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2011

ANNUAL MEETING INFORMATION

Our Board of Directors is soliciting proxies for use at our annual meeting of stockholders, which will be held on Thursday, April 28, 2011, at 8:00 A.M., local time, at the offices of Foley & Lardner LLP, 90 Park Avenue, 39th Floor, New York, New York 10016, and all adjournments or postponements of the meeting, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

On or before March 18, 2011, we mailed to you and our other stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report on the Internet and to vote your shares over the Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

Submitting your proxy over the Internet, by telephone or by executing and returning a printed proxy card will not affect your right to attend the annual meeting and to vote in person. However, your presence at the annual meeting will not in itself revoke your submitted proxy. You may revoke your proxy at any time before it is exercised only by notifying us in writing or in open meeting.

If you submit your proxy over the Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote FOR the two nominees for election as directors referred to in this proxy statement, FOR approval of the compensation of our named executive officers as disclosed in this proxy statement, to hold the advisory vote on the compensation of our named executive officers every year, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our management knows of no matters other than those set forth in the Notice of Annual Meeting of Stockholders to be brought before the annual meeting. However, if any other business or matters properly shall come before the annual meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Only holders of record of our common stock at the close of business on March 1, 2011 are entitled to vote at the annual meeting. On that date, there were 32,791,081 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

If you would like to attend the annual meeting you must demonstrate that you were a stockholder on March 1, 2011 and you must bring photo identification with you to the annual meeting. If your shares are held through a broker, bank or nominee, you must bring to the annual meeting a copy of your brokerage account statement, which you can obtain from your broker, bank or nominee that holds your shares. If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you must bring only photo identification with you to the annual meeting.

PRINCIPAL STOCKHOLDERS

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2011 by: (i) each director and nominee; (ii) each of the executive officers named in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. No holders listed below have pledged any of their shares as security.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Jon F. Chait(1)(2)	597,028	1.82%
Robert B. Dubner(1)(3)	63,313	*
John J. Haley(1)(3)	93,313	*
Jennifer Laing(1)(3)	68,313	*
Manuel Márquez	0	*
David G. Offensend(1)(3)	156,074	*
Richard J. Stolz(1)(3)	68,313	*
Mary Jane Raymond(1)(2)	374,582	1.14%
Frank P. Lanuto(2)	53,806	*
Latham Williams(1)(2)	67,231	*
Neil J. Funk(1)(2)	80,860	*
All directors, nominees and executive officers as a group (13 persons)(1)(2)	1,950,927	5.95%

*	Denotes less than 1%.
(1)	Includes the following shares of common stock subject to stock options, which are exercisable within 60 days of March 1, 2011: Jon F. Chait, 303,564 shares; Robert B. Dubner, 50,000 shares; John J. Haley, 50,000 shares; Jennifer Laing, 40,000 shares; David G. Offensend, 50,000 shares; Richard J. Stolz, 50,000 shares; Mary Jane Raymond, 190,000 shares; Latham Williams, 26,000 shares; Neil J. Funk, 26,000 shares; and all directors, nominees and executive officers as a group, 1,005,564 shares.
(2)	Includes the following shares of restricted common stock, which are subject to forfeiture until they vest: Jon F. Chait, 50,250 shares; Mary Jane Raymond, 116,827 shares; Frank P. Lanuto, 36,707 shares; Latham Williams, 25,374 shares; Neil J. Funk, 26,707 shares; and all directors, nominees and executive officers as a group, 285,239 shares.
(3)	Includes the following share units under our Director Deferred Share Plan, which are payable only in shares of common stock upon a director ceasing service as a Board member: Robert B. Dubner, 13,313 shares; John J. Haley, 18,313 shares; Jennifer Laing, 18,313 shares; David G. Offensend, 18,313 shares; Richard J. Stolz, 13,313 shares; and all directors, nominees and executive officers as a group, 81,565 shares.

Other Beneficial Owners

The following table sets forth certain information regarding beneficial ownership by other persons known to us to own more than 5% of our outstanding common stock as of March 1, 2011.

	Amount and Nature of Beneficial Ownership(1)
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Hotchkis and Wiley Capital Management, LLC. 725 South Figueroa St. 39th Floor Los Angeles, CA 90017	2,575,100	0	4,819,855	0	4,819,855	15.00%
Schneider Capital Management Corporation 460 East Swedesford Rd. Suite 2000 Wayne, PA 19087	2,482,150	0	3,552,117	0	3,552,117	11.03%
Rutabaga Capital Management 64 Broad St., 3rd Floor Boston, MA 02109	2,003,311	340,100	2,343,411	0	2,343,411	7.28%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,842,755	0	1,842,755	0	1,842,755	5.72%
Heartland Advisors, Inc. 789 North Water St. Milwaukee, WI 53202	0	1,800,000	0	1,800,000	1,800,000	5.60%

(1)	These amounts represent the number of shares beneficially owned as disclosed in reports regarding beneficial ownership filed with the Securities and Exchange Commission under Section 13(g) of the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS

Our Certificate of Incorporation and By-Laws provide that our directors are divided into three classes, with staggered terms of three years each. At the 2011 annual meeting, our stockholders will elect two directors to hold office until the 2014 annual meeting of stockholders and until their successors are duly elected and qualified.

Listed below are the nominees of our Board of Directors for election at the annual meeting and each director whose term will continue after the annual meeting. The following sets forth specific information about each nominee and continuing director as of March 1, 2011.

Nominees for Election at the Annual Meeting

Terms Expiring at the 2011 Annual Meeting

Robert B. Dubner, 68, has served as a director since 2006. Mr. Dubner has been a Senior Advisor to Apollo Management LP, a private equity fund, and to a number of this fund’s portfolio companies, since 2005. Mr. Dubner also has been a Senior Advisor to the Global Leader Management Consultant Practice of PricewaterhouseCoopers LLP since 2008. Mr. Dubner was a Senior Advisor to Drawbridge Special Opportunities Fund, LLC, an investment firm, from 2005 to 2008. Prior to that, Mr. Dubner was a management consulting partner and a member of International Business Machines Corporation’s Business Consulting Services Global Middle Market leadership team from 2002 to 2004. Mr. Dubner joined Coopers & Lybrand International in 1989 and was a partner from 1991 to 1998, and then was a partner with PricewaterhouseCoopers LLP from 1998 to 2002, serving as the U.S. and global leader of its middle market consulting practice. He served as an elected member of Coopers & Lybrand’s Board of Partners from 1995 to 1998, PricewaterhouseCoopers’ U.S. Board of Partners from 1998 to 2001, and PricewaterhouseCoopers’ Global Oversight Board from 1998 to 2001. He was the co-founder, in 1972, of Information Automation, Inc., a production management and monitoring systems implementation company, and served as its President from 1982 to 1989. Mr. Dubner is also a director of Comverse Technology, Inc., a position he has held since January 2009. Mr. Dubner also was a director of Perf Go-Green Holdings, Inc. from September 2008 to February 2010. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Dubner should serve as a director of our company include his strategic, management and operational consulting experience, and his financial and accounting background.

Jennifer Laing, 64, has served as a director since 2003. Ms. Laing served as the Associate Dean, External Relations at the London Business School from 2002 until 2007. Ms. Laing started her career in brand building and communications in 1969 with Garland-Compton which subsequently became Saatchi and Saatchi in 1975. In 1979, she joined Leo Burnett in London. In 1981, she re-joined Saatchi and Saatchi London as Deputy Chairman rising to Joint Chairman. From 1988 to 1991 she was Chairman and Chief Executive Officer of Aspect Hill Holiday and, following a management buyout of Aspect Hill Holiday, from 1991 to 1995 she led her own firm, Laing Henry, which was eventually purchased by Saatchi and Saatchi. Ms. Laing became Chairman of Saatchi and Saatchi London in 1995 and Chairman and Chief Executive Officer of Saatchi and Saatchi North America from 1997 to 2001. Ms. Laing is also a director of InterContinental Hotels Group PLC, a position she has held since August 2005, and a fellow of both The Marketing Society and the Institute of Practitioners in Advertising. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Ms. Laing should serve as a director of our company include her international experience in branding, marketing and communications, her experience as a senior executive officer, and her experience as a director of other publicly-traded companies.

Vote Required

Each director will be elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Shares of common stock represented by executed, but unmarked, proxies will be voted in favor of the election as directors of the persons named as nominees; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee. Our Board of Directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by proxies received will be voted for another nominee selected by our Board of Directors.

Our Board of Directors recommends that the nominees identified above be elected as directors and urges you to vote “FOR” them.

Directors Continuing in Office

Terms Expiring at the 2012 Annual Meeting

John J. Haley, 61, has served as a director since 2003. Mr. Haley is the Chairman of the Board and Chief Executive Officer of Towers Watson & Co., a global professional services company headquartered in New York City. Mr. Haley joined Watson Wyatt Worldwide in 1977 and was elected a director of the firm in 1992. In 2010, Watson Wyatt Worldwide merged with Towers Perrin forming Towers Watson & Co. Mr. Haley is a Fellow of the Society of Actuaries, a Fellow of the Conference of Consulting Actuaries and a member of the American Academy of Actuaries. Mr. Haley is a member of the board of directors for Maximus, Inc., a position he has held since June 2002, and the U.S.-China Business Council. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Haley should serve as a director of our company include his experience as Chief Executive Officer of an international publicly-traded company of a similar size (in terms of number of employees) and geographic spread as our company, and his financial expertise.

David G. Offensend, 57, has served as director since 2003. Mr. Offensend is the Chief Operating Officer of the New York Public Library. Prior to joining the Library in 2004, Mr. Offensend was Senior Advisor of Evercore Partners, Inc., which he co-founded in 1995. Evercore operates in the private equity business and provides merger and acquisition and restructuring advice to companies. Prior to founding Evercore, Mr. Offensend spent five years in the investment organization of Robert M. Bass, the Texas investor. Prior to joining the Bass organization in 1990, Mr. Offensend spent 13 years at Lehman Brothers. Mr. Offensend also was the lead investor in Resources Connection, Inc., a competing company that was successfully taken public in 2000, and serves as a trustee of Princeton University. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Offensend should serve as a director of our company include his financial and executive compensation expertise, investing experience, and background in mergers and acquisitions.

Terms Expiring at the 2013 Annual Meeting(1)

Jon F. Chait, 60, served as Chief Executive Officer and Chairman of the Board of the Company since we were spun off from Monster Worldwide, Inc. (“Monster”) in 2003 until February 22, 2011. He joined Monster in 2002 expressly in contemplation of the spin-off. Prior to joining us, Mr. Chait was the Chairman of Spring Group, PLC, a provider of workforce management solutions, from May 2000 through June 2002 and Chief Executive Officer from May 2000 through March 2002. From 1998 through 2000, Mr. Chait founded and acted as Chairman and Chief Executive Officer of Magenta Limited, a developer of web-enabled human resource solutions, which was subsequently sold to Spring Group, PLC. Mr. Chait served as the Managing Director — International Operations of Manpower Inc. from 1995 to 1998, Chief Financial Officer from 1993 to 1998 and Executive Vice President, Secretary and Director from 1991 to 1998, and Executive Vice President from September 1989 to July 1998 of Manpower International Inc., a provider of temporary employment services. Mr. Chait is also a director of the Marshall & Ilsley Corporation (“M&I”), a bank holding company, and he has held this position since 1990. In December 2010, M&I entered into an agreement to be acquired by BMO Financial Group that provides that the directors of M&I will cease serving as directors at the closing of such transaction. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Chait should serve as a director of our company include his over 20 years of executive and financial experience in the staffing industry in the geographic markets in which we operate, along with his experience as a director of other publicly-traded staffing and other companies.

(1)	On November 30, 2010, Jon F. Chait notified us of his intent to retire as a member of the Board of Directors effective as of the date of the 2011 annual meeting of stockholders. In Mr. Chait’s view, this was premised on a mutually satisfactory agreement. The parties have been negotiating a resolution.

Manuel Márquez, 52, has served as a director since March 7, 2011. Mr. Márquez will become Chief Executive Officer and Chairman of the Board of our company effective on the later of April 1, 2011 or the first business day following the date on which Mr. Márquez obtains a United States visa and is admitted to work in the United States. Mr. Márquez has over 20 years of experience in senior leadership positions. From 2007 to 2010, he was the chief executive officer of Amper S.A., a publicly traded defense, homeland security and telecommunications company in Spain. Prior to joining Amper, Mr. Márquez spent 15 years in the recruitment industry with Spencer Stuart, an international leader in executive search consulting services. He joined Spencer Stuart in 1991 and co-founded one of the firm’s first specialized industry practices, High Technology. From 2000 to 2005, he was a member of the global executive team of Spencer Stuart responsible for the firm’s operations in Europe, India and South Africa, expanding this region to 14 countries with over 100 consultants. Mr. Márquez has also been a member of the Advisory Board of ESADE Business School since 2007. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Márquez should serve as a director of our company include his experience as a Chief Executive Officer of a publicly-traded company and his global senior leadership experience in the recruiting industry.

Richard J. Stolz, 65, has served as a director since 2006 and was elected by the Board of Directors to serve as Chairman of the Board on February 22, 2011. Prior to becoming a director, Mr. Stolz was a Partner with PricewaterhouseCoopers LLP until 2004. He served as the New York Region Leader for the Consumer and Industrial Products Industry Group of PricewaterhouseCoopers from 1997 to 2001. From 1988 to 1992, Mr. Stolz worked in Tokyo, Japan, leading the International Division of the PricewaterhouseCoopers affiliate. Mr. Stolz joined PricewaterhouseCoopers in 1967 and became a Partner in accounting and auditing in 1981. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that Mr. Stolz should serve as a director of our company include his accounting and auditing background and his international business experience. Mr. Stolz also is a certified public accountant.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Directors

Of the seven directors currently serving on our Board of Directors, the Board has determined that Ms. Laing and Messrs. Dubner, Haley, Offensend and Stolz are independent directors under the independence standards of the Nasdaq Global Select Market.

Mr. Haley is the Chairman of the Board and Chief Executive Officer of Towers Watson & Co. In January 2010, Watson Wyatt Worldwide merged with Towers Perrin forming Towers Watson & Co. Towers Perrin had served as the independent compensation consultant for our Compensation Committee. After considering Mr. Haley’s role with Towers Watson & Co. and the scope of services previously provided by Towers Perrin to our company, the Board of Directors determined that this relationship did not impair the independence of Mr. Haley.

Board Committees

Our Board of Directors has standing Audit, Compensation, Nominating and Governance, Human Resources and Executive Committees. The Board has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee. We maintain a Web site at www.hudson.com and make available on that Web site, free of charge, copies of each of the charters for the Audit, Compensation, and Nominating and Governance Committees. We are not including the information contained on or available through this Web site as a part of, or incorporating such information by reference into, this proxy statement.

Audit Committee

The Audit Committee presently consists of Richard J. Stolz (Chairperson), Robert B. Dubner, John J. Haley and David G. Offensend, each of whom is an independent director under the independence standards of the Nasdaq Global Select Market and Securities and Exchange Commission rules. Our Board of Directors has determined that each of Messrs. Dubner, Haley, Offensend and Stolz qualify as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee held nine meetings in 2010.

The Audit Committee’s primary duties and responsibilities are to assist our Board of Directors in monitoring:

•	the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and of the independent registered public accounting firm; and
•	our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee presently consists of David G. Offensend (Chairperson), John J. Haley and Jennifer Laing, each of whom is an independent director under the independence standards of the Nasdaq Global Select Market and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee held seven meetings in 2010.

The Compensation Committee’s basic responsibility is to assure that the non-employee members of our Board of Directors, the Chief Executive Officer, other executive officers and key management are compensated effectively and in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the Chief Executive Officer), key management and outside directors, and administers our long-term incentive programs, including our equity plan.

The Compensation Committee has retained the services of an independent, external compensation consultant. In January 2010, Towers Perrin merged with Watson Wyatt Worldwide forming Towers Watson & Co. Towers Perrin had served as the independent compensation consultant prior to such merger. After such merger, the Compensation Committee retained Pay Governance LLC. The mandate of the consultant is to work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations. The consultant does not determine or recommend amounts or forms of compensation. The historical and ongoing nature and scope of services rendered by the independent compensation consultant on the Compensation Committee’s behalf is described below:

•	competitive market pay analyses, Board of Director pay studies, dilution analyses, and market trends;
•	ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations affecting executive compensation and benefit programs;
•	guidance on overall compensation program structure and executive employment agreement terms; and
•	preparation for and attendance at selected management, committee, or Board of Director meetings.

The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee evaluates the consultant periodically. In 2010, Pay Governance LLC did not provide any services to the Compensation Committee other than the executive and director compensation-related consulting services as described above. Management did not obtain any services from Pay Governance LLC in 2010.

Additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, is provided below under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of John J. Haley (Chairperson), Jennifer Laing and David G. Offensend, each of whom is an independent director under the independence standards of the Nasdaq Global Select Market. The Nominating and Governance Committee held four meetings in 2010.

The Nominating and Governance Committee provides assistance to our Board of Directors by:

•	identifying individuals qualified to become directors and recommending to the Board candidates for all directorships to be filled by the Board or by our stockholders;
•	identifying directors qualified to serve on the committees established by the Board and recommending to the Board members for each committee to be filled by the Board;
•	identifying directors qualified to serve as lead director and recommending to the Board nominees for lead director;
•	developing and recommending to the Board a set of corporate governance principles, including matters of:
•	Board organization, membership and function;
•	committee structure and membership;
•	succession planning for our Chief Executive Officer; and
•	taking a leadership role in shaping our corporate governance.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that our Board of Directors possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives. The Nominating and Governance Committee also seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are important to us. In addition, the Nominating and Governance Committee believes it is important that at least one director has the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee.

In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The Nominating and Governance Committee also believes that candidates should be selected so that the Board of Directors is a diverse body, with diversity reflecting, among other things, age, gender, race and professional experience. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values, and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director to possess to be recommended by the Committee to the Board:

•	A director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.
•	A director must have expertise and experience relevant to our business, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.
•	A director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.
•	A director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

The Nominating and Governance Committee has the authority to retain a search firm to assist it in identifying director nominees, and the Nominating and Governance Committee provides the search firm with the criteria for the director nominees as described above.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Nominating and Governance Committee Charter, which is available on our website as described above. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in our By-Laws. Pursuant to our By-Laws, a stockholder must give a written notice of intent to our Corporate Secretary not less than 45 days or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. See “Other Matters — Stockholder Proposals” for the specific deadlines for submitting stockholder proposals to our Corporate Secretary in connection with the 2012 annual meeting of stockholders.

Human Resources Committee

The Human Resources Committee presently consists of Robert B. Dubner (Chairperson), Jennifer Laing and Richard J. Stolz. The Human Resources Committee held five meetings in 2010.

The Human Resources Committee provides assistance to our Board of Directors by:

•	assisting management and making recommendations to the Board of Directors regarding human resources matters, other than compensation and benefits matters, for employees of our company other than our Chief Executive Officer;

•	participating in the selection process of key executives; and
•	reviewing and monitoring our company’s succession plan for senior leadership.

Executive Committee

The Executive Committee presently consists of Robert B. Dubner, David G. Offensend and Richard J. Stolz (Chairperson). Manuel Márquez will replace Mr. Stolz when Mr. Márquez becomes our Chief Executive Officer. The Executive Committee did not meet in 2010.

The Executive Committee assists the Board of Directors in discharging its responsibilities and may exercise all of the authority of the Board in the management of our business affairs, except for changes in our By-Laws, matters specifically designated to other committees and certain other significant corporate matters.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are combined and we generally have used this leadership structure since we became an independent publicly traded company in 2003. On February 22, 2011, our Board of Directors elected Richard J. Stolz, an independent director, to serve as Chairman in connection with the appointment of Mary Jane Raymond as Interim Chief Executive Officer. However, when Manuel Márquez becomes Chief Executive Officer of our company, he will also become Chairman of the Board and the positions of Chairman of the Board and Chief Executive Officer will again be combined. The reasons why we have combined these positions and why we continue to believe that combining these positions is appropriate for our company include the resulting operational efficiencies given the size of our company and the particularly detailed knowledge of our company’s operations that our Chief Executive Officer develops, which we believe is beneficial for serving as our Chairman.

Our independent directors meet regularly without management, including our Chief Executive Officer, and are active in the oversight of our company. Our Board of Directors and each Board committee have access to members of our management and the authority to retain independent legal, accounting or other advisors as they deem necessary or appropriate. Our Chairman and Chief Executive Officer does not serve on any Board committee except the Executive Committee.

In addition, we have a lead independent director whose duties and responsibilities include the following:

•	coordinate the activities of the independent directors and serve as a liaison between the independent directors and our Chairman and Chief Executive Officer;
•	chair meetings and executive sessions at which only the independent directors attend;
•	advise our Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;
•	in conjunction with the Chairman and Chief Executive Officer, consider potential conflicts of interest of directors;
•	conduct exit interviews of senior management upon resignation; and
•	recommend to the Chairman and Chief Executive Officer the retention of outside advisors and consultants who report directly to the Board of Directors.

The Nominating and Governance Committee recommends to our Board of Directors nominees for the position of lead director from among the independent directors. The independent directors on our Board of Directors then select a lead director from among the nominees to serve for a term of one year or until a successor is elected by the independent directors. There is no limit to the number of terms a director can serve as lead director. Richard J. Stolz currently serves as our lead director.

We believe that our board leadership structure provides an appropriate balance between strong and strategic leadership and independent oversight of our company, and that our board leadership structure continues to serve the best interests our company and stockholders.

Risk Oversight

Our entire Board of Directors, rather than a separate board committee, oversees our risk management process. In February 2010, our Chief Executive Officer established a management-level Risk Committee to formalize our company’s policies and practices regarding risk management. The Risk Committee consists of certain members of our senior management who have day-to-day responsibility for our risk management process. The members of the Risk Committee are our Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President, Legal Affairs and Administration, Vice President, Internal Audit, and Vice President, Operations. Our Vice President, Internal Audit serves as the liaison between the Risk Committee and our Board of Directors. Our Vice President, Internal Audit provides periodic updates to our Board of Directors on behalf of the Risk Committee regarding, among other things, risk assessments and actions taken to mitigate risks. In addition, our Vice President, Internal Audit reports directly to the Chairperson of the Audit Committee and, accordingly, also provides periodic updates to the Audit Committee regarding risk management issues, particularly those regarding accounting and finance related risks. Also, our Senior Vice President, Legal Affairs and Administration provides periodic updates to our Board of Directors regarding claims against our company.

Meetings and Attendance

Our Board of Directors held ten meetings in 2010. Each of the directors currently serving on our Board of Directors attended at least 75% of the aggregate number of meetings of the Board held in 2010 and meetings held by each committee of the Board on which such director served during the period that the director so served in 2010. Directors are expected to attend our annual meeting of stockholders each year. At the 2010 annual meeting of stockholders, all of the directors then serving were in attendance.

Communications with Board of Directors

You may communicate with our Board of Directors by writing to our Corporate Secretary at Hudson Highland Group, Inc., c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director), 560 Lexington Avenue, 5th Floor, New York, New York 10022. The Corporate Secretary will deliver this communication to the Board or the specified director, as the case may be.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and
•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of our directors during 2010, except Mr. Chait who did not receive any compensation for serving as a director and whose compensation as an executive officer is set forth below under “Executive Compensation — Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
Robert B. Dubner	$68,000	$29,400	$0	$97,400
John J. Haley	$78,000	$29,400	$0	$107,400
Jennifer Laing	$71,000	$29,400	$0	$100,400
David G. Offensend	$83,000	$29,400	$0	$112,400
Richard J. Stolz	$83,000	$29,400	$0	$112,400

(1)	The dollar amount shown reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for all awards of restricted stock granted during the fiscal year under our Director Deferred Share Plan. Assumptions used in the calculation of these amounts are included in Note 9 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	During 2010, no directors were granted options to purchase shares of our common stock. The aggregate number of outstanding stock options as of December 31, 2010 for each of our directors named above was: Mr. Dubner, 50,000; Mr. Haley, 50,000; Ms. Laing, 40,000; Mr. Offensend, 50,000; and Mr. Stolz, 50,000.

Retainer and Meeting Fees

Each non-employee director is entitled to receive an annual retainer of $25,000 paid in cash and $15,000 paid in share units as described below under “Director Deferred Share Plan,” a fee of $2,000 for each Board and Board committee meeting attended in person and a fee of $1,000 for each telephonic Board and Board committee meeting in which the director participates. The Chairpersons of the Audit Committee and Compensation Committee receive an additional annual retainer of $10,000, and the Chairpersons of the Nominating and Governance Committee and Human Resources Committee receive an additional annual retainer of $5,000. The lead director also receives an additional annual retainer of $10,000. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and Board committees.

Director Deferred Share Plan

The $15,000 of share units paid as part of the annual retainer are awarded under our Director Deferred Share Plan. After three years of Board service, a non-employee director will receive annual grants of 2,500 share units in addition to those share units received as part of the annual retainer. On the date of the annual meeting of our stockholders, the retirement account of each non-employee director under the Director Deferred Share Plan is credited with the share units, which fully vest on the date of grant.

On the date a non-employee director is initially elected or appointed to the Board, the retirement account of that non-employee director under the Director Deferred Share Plan is credited with share units equal to three times the annual retainer, which vest ratably over three years.

All share units are equivalent to one share of our common stock and are payable only in common stock issued under our 2009 Incentive Stock and Awards Plan upon a director ceasing service as a Board member.

Stock Options

Until 2008, upon first being elected or appointed as a director, we granted each non-employee director an option to purchase 50,000 shares of our common stock under the terms of our Long Term Incentive Plan. The exercise price for options was the fair market value of a share of our common stock on the date of grant. Options have a term of ten years and became exercisable as follows: 40% immediately on the date of grant, 60% after the first anniversary of the date of grant, 80% after the second anniversary and 100% after the third anniversary. If a director ceases service for any reason other than death, then that portion of the option that is exercisable on the date the director ceases service will remain exercisable for a period of two years after such date. If the director’s service ceases by reason of the director’s death, then the option will remain exercisable by the director’s beneficiary for a period of two years after the date of the director’s death.

Employment Agreement with Manuel Márquez

On March 7, 2011, we entered into an Employment Agreement with Manuel Márquez. Pursuant to the Employment Agreement, we will employ Mr. Márquez as Chairman and Chief Executive Officer effective on the later of April 1, 2011 or the first business day following the date on which Mr. Márquez obtains a United States visa and is admitted to work in the United States (Effective Date).

Under the Employment Agreement, Mr. Márquez is entitled to, among other things, (i) an annual base salary of $600,000, subject to a 4% increase in each of 2013 and 2015; (ii) reimbursement of the travel expenses incurred by Mr. Márquez and his spouse for their first trip to New York and for both of them and their three children to travel from New York to Madrid, Spain, twice each year during the term of Mr. Márquez’s employment; (iii) a relocation and temporary housing allowance in the amount of (A) $200,000 payable in equal installments on our regular pay dates during the period from the Effective Date to December 31, 2011, and (B) $150,000 payable in equal installments on our regular pay dates during the period from January 1, 2012 to December 31, 2012, in each case, subject to Mr. Márquez’s continued employment with us; (iv) tax equalization payments to the extent the income taxes Mr. Márquez is required to pay in the United States for compensation exceed the income taxes he would have paid in Spain; (v) no less than four weeks of paid vacation per year; and (vi) other benefits of employment, including health insurance and 401(k), offered to senior executives of our company. In addition, the Employment Agreement provides that Mr. Márquez is entitled to an annual bonus as provided under our Senior Management Bonus Plan. Mr. Márquez’s target bonus will be 90% of his then-current base salary. For 2011 and 2012, Mr. Márquez will be paid a minimum bonus equal to his target bonus amount, prorated for 2011 for the partial year. The minimum bonus for 2011 will be payable in three equal installments on (a) the later of April 1, 2011 or the Effective Date, (b) July 1, 2011 and (c) October 1, 2011. The minimum bonus for 2012 will be payable in equal installments on our regular pay dates during the period from January 1, 2012 to December 31, 2012, in each case, subject to Mr. Márquez’s continued employment with us. In addition, we will pay Mr. Márquez a retention bonus of $125,000 for 2013 and $75,000 for 2014, in each case payable in twelve monthly installments and contingent on Mr. Márquez’s continued employment with us on such dates.

Under the Employment Agreement, we have the right to terminate Mr. Márquez’s employment at any time. If we terminate Mr. Márquez’s employment without cause or Mr. Márquez terminates his employment for good reason, then Mr. Márquez will be entitled to receive severance pay in an amount equal to (i) if the termination occurs prior to the second anniversary of the Employment Agreement, Mr. Márquez’s target annual bonus plus Mr. Márquez’s then-current base salary for a period of twenty-four months following his separation from service or (ii) if the termination occurs on or after the second anniversary of the Employment Agreement, Mr. Márquez’s then-current base salary for a period of twelve months following his separation from service. We will also provide Mr. Márquez with a pro-rata bonus for the year of termination for a termination after December 31, 2013 and health and dental insurance benefits for a period up to the length of the applicable twenty-four or twelve month severance period.

Under the Employment Agreement, after a change in control of our company, if Mr. Márquez’s employment is terminated by us other than by reason of death, disability or cause or by Mr. Márquez for good reason, then we will pay Mr. Márquez a cash termination payment equal to two times his then-current annual base salary and his target annual bonus. We will also provide Mr. Márquez health and dental insurance benefits for a period of up to twenty-four months after the termination. Mr. Márquez is not entitled to an excise tax gross-up payment after a change in control of our company. However, if any portion of the severance payments or any other payments under the Employment Agreement or under any other agreement with Mr. Márquez would result in the imposition on him of an excise tax under the Internal Revenue Code, then the total amount of such payments will be delivered either in full (with Mr. Márquez paying the applicable excise tax) or in a reduced amount such that no portion of such payments would be subject to excise tax, whichever results in the receipt of the greatest benefit on an after-tax basis.

As a condition to entering into the Employment Agreement, Mr. Márquez agreed to keep confidential information of ours confidential and to return such information to us upon termination of employment, not to solicit for one year clients who we provided services during the twelve months preceding the date of his termination and not to solicit or hire for one year any individual we employed on the date of his termination. Mr. Márquez also agreed that, for a period of one year after termination of employment, he will not disparage us.

Restricted Stock Unit Agreement with Manuel Márquez

On March 7, 2011, the Compensation Committee approved a Restricted Stock Unit Award Agreement for Manuel Márquez and, effective as of the Effective Date, a grant of 100,000 restricted stock units to Mr. Márquez pursuant to the Restricted Stock Unit Agreement representing a right to receive such number of shares of our common stock upon vesting. The restricted stock units awarded to Mr. Márquez will vest (i) 50% upon completion of two years of employment, (ii) 25% upon completion of three years of employment and (iii) 25% upon completion of four years of employment with us. If Mr. Márquez’s employment is terminated by us for cause or by Mr. Márquez other than for good reason or disability, then the units that have not yet become fully vested will be forfeited. If we terminate Mr. Márquez’s employment for any reason other than cause, if Mr. Márquez terminates his employment for good reason, or if Mr. Márquez’s employment terminates by reason of disability, then a pro-rata portion of the units will vest based on the date of termination in relation to the grant date and the remaining units will be forfeited. If Mr. Márquez’s employment terminates by reason of death, then the units will become fully vested. After a change in control of our company, if Mr. Márquez’s employment is terminated by us other than by reason of death, disability or for cause or by Mr. Márquez for good reason, then, upon such termination, all units that have not yet become fully vested will fully vest.

Stock Option Agreement with Manuel Márquez

On March 7, 2011, the Compensation Committee approved a Stock Option Agreement for Manuel Márquez and, effective as of the Effective Date, granted Mr. Márquez the option to purchase 400,000 shares of our common stock pursuant to the Stock Option Agreement. The options granted to Mr. Márquez will vest (i) 50% upon completion of two years of employment and (ii) 50% upon completion of three years of employment with us. Unless sooner terminated, the options will expire on the tenth anniversary of the grant date. If Mr. Márquez’s employment is terminated by us for cause, then the option, whether or not otherwise exercisable, will immediately terminate and cease to be exercisable. If we terminate Mr. Márquez’s employment for any reason other than cause, if Mr. Márquez terminates his employment for good reason, or if Mr. Márquez’s employment terminates by reason of disability, then a pro-rata portion of the options will become vested and exercisable based on the date of termination in relation to the grant date. If Mr. Márquez terminates his employment with us other than for good reason or disability, then any options not vested and exercisable on the date of such termination will immediately terminate. If Mr. Márquez’s employment terminates by reason of death, then the options will become fully vested. After a change in control of our company, if Mr. Márquez’s employment is terminated by us other than by reason of death, disability or for cause or by Mr. Márquez for good reason, then all options that have not yet become fully vested will fully vest and become immediately exercisable.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis is to provide material information about the compensation of our executive officers named below under “Executive Compensation — Summary Compensation Table,” which we refer to as our named executive officers. In this section, we provide an analysis and explanation of our executive compensation program and the compensation derived by our named executive officers from this program.

Objectives of the Compensation Program

The central objectives of our compensation program are to attract and retain the talented individuals needed to achieve long-term success and to motivate them to achieve goals designed to enhance long-term shareholder value. The Compensation Committee, which oversees our executive compensation program, believes these goals can best be achieved with a relatively straightforward compensation program consisting of several elements.

Design of the Total Compensation Program

The key executive compensation policies that underpin our total compensation program are as follows:

•	Base salaries are targeted at median market levels for comparable companies.
•	Annual incentives (cash bonuses) are generally designed to provide awards above median market levels for comparable companies for above median performance.
•	Long term incentives provide equity awards, typically in the form of restricted shares and stock options, and are targeted at median market levels for comparable companies.
•	Employee benefits are offered to all eligible employees, including our executive officers, and are targeted at median market levels for comparable companies.

Consequently, our executive officers have the opportunity to earn above median compensation for outstanding performance — both from above median bonuses and from above median appreciation of equity grants — resulting from above median performance of our company.

The Compensation Committee believes that providing base salaries, equity compensation and employee benefit programs targeted at median market levels is essential for attracting new talent to the organization. We believe that providing our named executive officers with the ability to earn above market median level for bonuses based on above median performance encourages the retention of high performers who strive to consistently beat their established performance targets. Target bonus payouts are set as a percentage of base salary. Actual business performance, measured solely by financial results, not individual performance, determines whether bonus payments are above or below the target level. The Compensation Committee also considers base salary in granting equity awards because the Compensation Committee’s desire is to provide meaningful equity awards (as compared to base salary) for the named executive officers and a few key members of senior management.

Target Compensation Levels and Benchmarking

Overview

The Compensation Committee, with the assistance of the independent compensation consultants it retains, reviews the market positioning of total compensation for each of our executive officers. It has been the practice of the Compensation Committee to review the market positioning of total compensation for each of our executive officers on a biennial basis. Based on this biennial schedule, the Compensation Committee would have conducted such a review in 2009. However, given the state of the world economy and its impact on our company’s financial performance at that time, the Compensation Committee did not undertake a market study of total compensation in 2009. In 2010, the Compensation Committee undertook such a study with Pay Governance, its independent compensation consultant.

Compensation and Benchmarking Studies

In 2010, at the direction of the Compensation Committee, Pay Governance compared the base salary, annual incentives and long-term incentives of our executive officers to executives in similar positions at relevant comparator companies. Pay Governance used two groups of comparator companies for the positions of chief executive officer and chief financial officer. The first group of companies, all of which were U.S.-based publicly traded staffing companies, consisted of CDI Corp., Ciber, Inc., Kelly Services, Inc., Kforce, Inc., On Assignment, Inc., Resources Connection, Inc., Robert Half International, Inc. and SFN Group, Inc. In weighing the relevance of a particular comparator company, the Compensation Committee considered the size and business mix of each comparator in relationship to our company. For the second group of companies, Pay Governance used survey data from a database of approximately 110 consolidated professional and general business service firms.. For the positions other than chief executive officer and chief financial officer, Pay Governance used survey data from the same database of consolidated professional and general business service firms. The data was adjusted for annual revenue size using regression analysis.

The Compensation Committee determined that no adjustments to base salaries, annual incentives, or long term incentives for our named executive officers were required in 2010 based on the market data provided by Pay Governance.

Role of Executive Officers in the Compensation Process

The development of annual incentive targets and the calculation of the actual annual incentives earned are performed by the Senior Human Resources Officer in conjunction with the Executive Vice President, Chief Financial Officer. These data (incentive targets and actual incentives earned) are then reviewed by the Chief Executive Officer before being presented to the Compensation Committee for discussion and approval. Long term equity incentive grants are recommended to the Chief Executive Officer by various regional business heads and corporate department heads. The Chief Executive Officer then presents his grant recommendations to the Compensation Committee for its discussion and consideration. While the Chief Executive Officer takes an active role in making compensation recommendations for our executive officers, he makes no recommendations concerning any element of his own compensation. Compensation decisions for executive officers other than the Chief Executive Officer are made during regularly scheduled Compensation Committee meetings which are generally attended by a representative of the Compensation Committee’s compensation consultant. Discussions regarding Chief Executive Officer compensation take place in Compensation Committee executive session without the Chief Executive Officer or other executive officers present. The Compensation Committee makes all final decisions on compensation for our executive officers.

Elements of Compensation

Overview

The compensation for our named executive officers is a straightforward system consisting primarily of four elements: (1) a base salary, (2) an annual cash incentive program, (3) eligibility to participate in periodic grants of stock options or restricted shares of stock and (4) benefits. With the exception of Mr. Chait, who does not have an employment agreement, each executive officer has signed a standard employment agreement that covers basic terms of employment and that contains both contractual separation payments under certain circumstances and provisions covering a possible change in the control of our company. In general, these agreements provide for a maximum of one year’s base salary and target bonus protection for the executive under certain circumstances of separation.

The same compensation policies and decisions cover all of our named executive officers, including our Chief Executive Officer even though he does not have an employment agreement.

Base Salary

The Company does not have a policy of providing annual raises for executive officers; however, the base salary of our named executive officers as a group was reviewed in 2010 as part of the review of total compensation performed for the Compensation Committee by Pay Governance. This review consisted of the benchmarking described above.

The Compensation Committee did not make any changes to base salary for any of our named executive officers in 2010 because the Compensation Committee believed that our named executive officers were compensated appropriately based on the market data provided by Pay Governance, internal fairness and our performance. The Compensation Committee generally views total target cash compensation (base salary plus target annual incentive) within approximately 15%, plus or minus, of the market median to be appropriate. Based on the information provided by Pay Governance in 2010, this standard was met for all the named executive officers with the exception of Mr. Lanuto and Mr. Funk. As of 2010, Mr. Lanuto’s and Mr. Funk’s total target cash compensation was more than 15% above the market median. The Compensation Committee believes that the total target cash compensation for Mr. Lanuto and Mr. Funk is appropriate because we are a public company operating in multiple geographies around the world and this adds a level of complexity not often present in other companies of our revenue size. This required us to pay more than 15% above the median market level to retain these two finance executives. Therefore, the Compensation Committee made no changes to either base salaries or target annual incentives in 2010 as a result of the biennial compensation review.

Annual Incentives

The annual incentive program consists of eligibility for a cash bonus based on our actual earnings before interest, income taxes, special charges, other non-operating expense and depreciation and amortization, or adjusted EBITDA, relative to target adjusted EBITDA set at the beginning of the year by the Compensation Committee. The Compensation Committee has the authority to determine all components of the calculation of adjusted EBITDA. The achievement of threshold adjusted EBITDA (dollars earned) is required for any bonus to be paid. The Compensation Committee believes that adjusted EBITDA is a clear, objective standard of measurement which encourages executives to strive toward increased profit generation year-over-year. The annual incentive program also consists of eligibility to earn an additional cash bonus based on the percentage increase of our gross margin over prior year results, provided that adjusted EBITDA exceeds the threshold. The intent of the annual incentive program is to provide above market median bonus compensation in years where our performance meets or exceeds target levels, but to pay less or no incentive in years where our performance does not meet or exceed target levels.

The Compensation Committee sets performance targets annually at the beginning of the year based on the recommendation of the Chief Executive Officer (with the exception of the Chief Executive Officer’s own target, which is set solely by the Compensation Committee). Target bonus amounts for individual named executive officers are set as a percentage of base salary and are reviewed during the independent compensation consultant’s total compensation study to ensure that the target bonus is appropriate considering both internal equity and relevant market competitiveness. Factors considered in setting the performance targets include profit we earned in the prior year, the current year’s profit budget, desired growth and general economic conditions (for example, higher targets may be set in good economic periods).Historically, the Compensation Committee has set these targets meaningfully above prior year results to stimulate ongoing profit growth from one year to the next. In setting the 2010 performance targets, the Compensation Committee considered our 2009 actual performance, our 2010 budget and its view of the global economic conditions.

In 2010, the Compensation Committee continued to apply its compensation policies as they relate to setting performance targets consistent with past practices. In December 2009, the Compensation Committee established the 2010 Incentive Compensation Program for the named executive officers, including specific performance targets as described in the subsequent paragraph. After considering the factors set forth above under the caption “Base Salary” — market data, internal fairness and our performance — the Compensation Committee did not make any changes to the target bonus amounts in 2010 and no changes to these target amounts are planned for 2011. In 2011, the Compensation Committee has considered all of such factors in setting performance targets, and the goals and terms of the program remain substantially the same as in 2010.

For all named executive officers, achievement of a single consolidated corporate adjusted EBITDA threshold of $0 and target of $10.0 million measured in dollars of adjusted EBITDA was required to earn 50% and 100% payouts, respectively. No bonuses were payable for adjusted EBITDA performance below zero. For adjusted EBITDA performance between zero and target, bonuses were payable on a pro rata basis based on dollars of adjusted EBITDA. For adjusted EBITDA performance at target, our named executive officers would be paid 50% of their maximum bonus amount. If adjusted EBITDA performance exceeded target, then the executive officers would be paid a bonus based on a decelerating percentage share of adjusted EBITDA. In addition, if adjusted EBITDA performance exceeded threshold, then each named executive officer would be paid an additional cash bonus equal to one percent of the named executive officer’s target bonus amount for every one percent increase in our gross margin over 2009 results. For all named executive officers, except Mr. Chait, the total bonus payable (maximum bonus amount) was capped at 200% of the executive officer’s target bonus. For Mr. Chait, the total bonus payable was uncapped.

For 2010, our adjusted EBITDA performance was $4.3 million and our gross margin income was $298.5 million. As a result of both our adjusted EBITDA performance relative to the 2010 bonus targets and our gross margin percentage increase over 2009 results, Mr. Chait, Ms. Raymond, Mr. Lanuto, Mr. Williams and Mr. Funk received a cash bonus of $667,000, $207,000, $165,000, $177,000 and $111,000, respectively.

The Compensation Committee has the discretion to make payments outside of the formula of the annual incentive program and chose to exercise this discretion with respect to one of the named executive officers for 2010 performance. Ms. Raymond was awarded an additional cash bonus of $100,000 in recognition of her leadership in our successful entry into our new credit facility arrangement.

Long-Term Incentives

The Compensation Committee has the authority under the Hudson Highland Group 2009 Incentive Stock and Awards Plan to make equity grants to certain employees. Prior to our stockholders’ approval in May 2009 of the 2009 Incentive Stock and Awards Plan, the Compensation Committee made equity grants under the Long Term Incentive Plan. The Long Term Incentive Plan terminated upon approval of the 2009 Incentive Stock and Awards Plan. However, all equity grants made under the Long Term Incentive Plan that were outstanding at the time of the approval of the 2009 Incentive Stock and Awards Plan will remain outstanding and will continue to be subject to all of the terms and conditions of the Long Term Incentive Plan.

Historically, the Compensation Committee has used a mix of stock options and restricted shares, vesting over time, to motivate and retain key executive officers, including our named executive officers. To provide both a financial commitment to a new executive officer and an incentive to drive performance to increase our share price, the named executive officers have been awarded grants of stock options and restricted stock from time to time. Decisions about annual grants are made considering factors of market competitiveness, internal equity, position responsibilities and prior year performance achievements. The Compensation Committee last granted stock options in 2007, but stock options remain a form of compensation that the Compensation Committee may award to our executive officers, including our named executive officers.

In February 2010, the Compensation Committee, considering the factors of market competitiveness, internal equity, and position responsibilities, granted 75,000 and 48,000 shares of restricted stock to Mr. Chait and Ms. Raymond, respectively, and 12,000 shares of restricted stock to each of Mr. Lanuto, Mr. Funk and Mr. Williams, pursuant to a new form of restricted stock award agreement that allows awards of restricted stock to vest based on our financial performance. The Compensation Committee approved the new form of restricted stock award agreement with both performance and service vesting conditions to align further the interests of our executive officers with our stockholders. The performance vesting conditions with respect to the restricted stock are satisfied as follows: (a) 60% of the shares of restricted stock (the “EBITDA Restricted Stock”) vest upon the determination by the Compensation Committee that our company achieved income (loss) from continuing operations before inclusion of provision for income taxes, other income (expense), interest income (expense), and depreciation and amortization for the year ended December 31, 2010 equal to or greater than $0; and (b) 40% of the shares of restricted stock (the “Gross Margin Restricted Stock”) vest upon the determination by the Compensation Committee that our company achieved gross margin growth (measured as a percentage of growth) for the year ended December 31, 2010 as compared to the year ended December 31, 2009 equal to or greater than 5%, provided that the shares of Gross Margin Restricted Stock vest pro rata for gross margin growth between 1% and 5%. The executive will forfeit the number of shares of EBITDA Restricted Stock and Gross Margin Restricted Stock that do not vest pursuant to the preceding sentence. To the extent the performance vesting conditions above have been satisfied, the service vesting conditions with respect to the restricted stock are satisfied as follows: (i) 33% of the shares of restricted stock vest upon the determination of the satisfaction of the performance vesting conditions, (ii) 33% of the shares of restricted stock vest on the second anniversary of the grant date and (iii) 34% of the shares of restricted stock vest on the third anniversary of the grant date; provided that, in each case, the executive remains employed by our company from the grant date through the date the performance vesting conditions are satisfied, in the case of clause (i), or the applicable anniversary date, in the case of clauses (ii) and (iii). Based on the Compensation Committee’s determination of our 2010 EBITDA of $6.5 million and gross margin growth of 11%, the performance vesting conditions were satisfied for 100% of the shares of restricted stock awarded in 2010.

The Compensation Committee considers grants to executive officers, including our named executive officers, upon a significant change in the status of an officer (hire, promotion, additional responsibility) or annually at its first meeting in the calendar year. The consistency of this practice helps to ensure that the Compensation Committee makes no attempt to coordinate grants with any release of non-public information, either positive or negative.

Grants of equity awards approved by the Compensation Committee become effective seven calendar days following the release of the annual or quarterly earnings period most immediately following the Compensation Committee’s approval with the grant price being the Nasdaq closing price on the date of effectiveness of the grant. If the stock is not traded on this date, the grant price of the stock option will be the Nasdaq closing price on the next day of market activity.

Stock Ownership Guidelines

In connection with the 2009 Incentive Stock and Awards Plan we endorse the policy that stock ownership by senior management, including our named executive officers, is an important factor in aligning the interests of management and stockholders. We have adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, management personnel are expected to own shares of our common stock with a value equal to 100% of their respective base salaries. These share ownership requirements may be met over a period of five years. Share ownership can consist of any combination of shares owned directly by the executive officer, vested but unexercised stock options, shares purchased through the Employee Stock Purchase Plan or shares held in an officer’s 401(k) account. The Compensation Committee reviews compliance with the stock ownership guidelines on an annual basis and will consider an individual’s compliance with the stock ownership guidelines in determining the size of future equity-based grants. At this time, all of our named executive officers, except Mr. Lanuto, meet the guidelines. Mr. Lanuto, who joined our company in 2008, is on track to meet the guidelines. None of the named executive officers sold shares during 2010.

Benefits

We provide our employees with customary health care benefits and offer a defined contribution plan (401(k) plan) in lieu of a pension plan to eligible employees, including our named executive officers, who, if they meet the plan eligibility requirements, may elect to participate. Under our 401(k) plan, we have the discretion to make a matching contribution at the end of each plan year to each participant’s account in an amount up to 50% of the participant’s salary reduction contributions for the plan year, taking into account salary reduction contributions between 1% and 6% of the participant’s eligible compensation. Other than these savings programs, we provide no retirement benefits to employees or supplemental retirement benefits to the executive officers.

Perquisites

We provide no perquisites to our named executive officers as a group, and in 2010, we did not provide perquisites in an aggregate amount greater than $10,000 to any individual named executive officer. However, when we do provide perquisites to a named executive officer, such perquisites are generally intended to ease the executive’s schedule so that the executive can devote more time to company business. We believe these kinds of perquisites are consistent with the central objective of our compensation program, which is to attract and retain the talented individuals needed to achieve long-term success, and to motivate them to achieve goals designed to enhance long-term shareholder value.

Agreements with Named Executive Officers

With the exception of Mr. Chait, who is not covered by an employment agreement, each of the named executive officers has signed a standard form of employment agreement with us. These agreements were put in place to allow us to attract and retain key talent to our business. They are designed to provide reasonable financial security (in general, not exceeding one year’s salary and target bonus) to our executive officers in the event of certain kinds of separations from our company, while providing our company with appropriate releases from potential claims and commitments not to solicit our clients or employees during a set period.

Under the employment agreements, each named executive officer (except Mr. Chait) is entitled to (i) an annual base salary; (ii) eligibility to receive an annual bonus as provided in our Senior Management Bonus Plan; (iii) other benefits of employment comparable to other senior management; (iv) four weeks of vacation plus four personal days per year; (v) severance and health and dental benefits upon termination or non-renewal of employment; and (vi) severance, health and dental benefits, and excise tax gross-up upon a termination of employment after a change in control of our company. In connection with entering into the employment agreements, each named executive officer has executed a Confidentiality, Non-solicitation and Work Product Assignment Agreement with us.

We had an excise tax gross-up agreement with Mr. Chait. Since Mr. Chait was no longer employed by us after February 22, 2011, his excise tax gross-up agreement expired by its terms.

Additional information regarding these employment agreements can be found in “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change in Control.” Additional information regarding the excise tax gross-up agreement can be found in “Potential Payments Upon Termination or Change in Control — Executive Excise Tax Gross-Up Agreement.”

Impact of Tax Treatment on Compensation

Under Section 162(m) of the Internal Revenue Code, the tax deduction available to corporate taxpayers, such as us, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee currently intends, in all appropriate circumstances, to qualify compensation paid to our executive officers for deductibility by us under Section 162(m) of the Internal Revenue Code. Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. Our compensation plans and agreements are intended to be compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Hudson Highland Group, Inc.
COMPENSATION COMMITTEE

David G. Offensend, Chairperson
John J. Haley
Jennifer Laing

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during 2010 by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers who were serving as executive officers at the end of 2010. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus		Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Jon F. Chait, Chairman and Chief Executive Officer(1)	2010	$500,000	$0		$341,250	$0	$667,000	$0	(4)	$1,508,250
	2009	$500,000	$0		$7,200	$0	$0	$0		$507,200
	2008	$500,000	$0		$238,590	$0	$0	$0		$738,590
Mary Jane Raymond, Executive Vice President and Chief Financial Officer(1)	2010	$350,000	$100,000	(2)	$218,400	$0	$207,000	$7,350	(4)	$882,750
	2009	$350,000	$0		$5,280	$0	$0	$7,350		$362,630
	2008	$350,000	$0		$0	$0	$0	$16,900		$366,900
Frank P. Lanuto, Senior Vice President, Controller and Chief Accounting Officer	2010	$310,000	$0		$54,600	$0	$165,000	$7,350	(4)	$536,950
	2009	$279,357	$0		$3,600	$0	$0	$7,350		$290,307
	—	—	—		—	—	—	—		—
Latham Williams, Senior Vice President, Legal Affairs and Administration, Corporate Secretary	2010	$265,000	$0		$54,600	$0	$177,000	$0	(4)	$496,600
	2009	$265,000	$0		$1,920	$0	$0	$0		$266,920
	—	—	—		—	—	—	—		—
Neil J. Funk, Vice President, Internal Audit	2010	$250,000	$0		$54,600	$0	$111,000	$7,350	(4)	$422,950
	2009	250,000	$0		$2,400	$0	$0	$7,350		$259,750
	—	—	—		—	—	—	—		—

(1)	On February 22, 2011, Mr. Chait’s employment as Chairman and Chief Executive Officer of the Company was terminated and the Board of Directors appointed Ms. Raymond to serve as Interim Chief Executive Officer.
(2)	At the discretion of the Compensation Committee, Ms. Raymond was awarded a cash bonus of $100,000 in recognition of her leadership in our successful entry into our new credit facility arrangement.
(3)	The dollar amount shown reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (excluding, for those awards granted in 2009 and 2010, the effect of estimated forfeitures) for all awards of restricted stock granted during the relevant fiscal year. Assumptions used in the calculation of these amounts are included in Note 9 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. Awards of restricted stock that we granted in 2010 are subject to performance conditions based on our 2010 EBITDA and gross margin growth that determine the number of shares of restricted stock that will be subject to service vesting conditions. See note 2 to Grants of Plan-Based Awards table. Based on our actual 2010 EBITDA and 2010 gross margin growth, the dollar amounts in the table above reflect the maximum number of shares that will vest subject to service vesting conditions.
(4)	Consists only of our matching contributions under our 401(k) Savings Plan. Certain personal benefits we provided to the named executive officers are not included in the table because the aggregate amount of such personal benefits for each named executive officer was less than $10,000.

Grants of Plan-Based Awards

The following table sets forth information regarding the awards that we made to the named executive officers during 2010 under our 2010 Incentive Compensation Program (“ICP”) and our 2009 Incentive Stock and Awards Plan (“ISAP”). The columns under “Estimated Potential Payouts Under Non-Equity Incentive Plan Awards” show the threshold, target and maximum bonus amounts that could have been earned under the 2010 Incentive Compensation Program.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Jon F. Chait
ICP	—	$375,000	$750,000	Uncapped				—
ISAP – Restricted Stock	2/17/10				24,750	49,500	75,000	$341,250
Mary Jane Raymond
ICP	—	$116,725	$233,450	$466,900				—
ISAP – Restricted Stock	2/17/10				15,840	31,680	48,000	$218,400
Frank P. Lanuto
ICP	—	$93,000	$186,000	$372,000				—
ISAP – Restricted Stock	2/17/10				3,960	7,920	12,000	$54,600
Latham Williams
ICP	—	$99,375	$198,750	$397,500				—
ISAP – Restricted Stock	2/17/10				3,960	7,920	12,000	$54,600
Neil J. Funk
ICP	—	$62,500	$125,000	$250,000				—
ISAP – Restricted Stock	2/17/10				3,960	7,920	12,000	$54,600

(1)	The 2010 threshold and target data and results under our 2010 Incentive Compensation Program for our named executive officers is found in “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives.”
(2)	The performance vesting conditions with respect to the restricted stock are satisfied as follows: (a) 60% of the shares of restricted stock (the “EBITDA Restricted Stock”) vest upon the determination by the Compensation Committee that our company achieved income (loss) from continuing operations before inclusion of provision for income taxes, other income (expense), interest income (expense), and depreciation and amortization for the year ended December 31, 2010 equal to or greater than $0; and (b) 40% of the shares of restricted stock (the “Gross Margin Restricted Stock”) vest upon the determination by the Compensation Committee that our company achieved gross margin growth (measured as a percentage of growth) for the year ended December 31, 2010 as compared to the year ended December 31, 2009 equal to or greater than 5%, provided that the shares of Gross Margin Restricted Stock vest pro rata for gross margin growth between 1% and 5%. The executive will forfeit the number of shares of EBITDA Restricted Stock and Gross Margin Restricted Stock that do not vest pursuant to the preceding sentence. To the extent the performance vesting conditions above have been satisfied, the service vesting conditions with respect to the restricted stock are satisfied as follows: (i) 33% of the shares of restricted stock vest upon the determination of the satisfaction of the performance vesting conditions, (ii) 33% of the shares of restricted stock vest on the second anniversary of the grant date and (iii) 34% of the shares of restricted stock vest on the third anniversary of the grant date; provided that, in each case, the executive remains employed by our company from the grant date through the date the performance vesting conditions are satisfied, in the case of clause (i), or the applicable anniversary date, in the case of clauses (ii) and (iii).
(3)	The dollar amount shown reflects the aggregate grant date fair value of the amounts of restricted stock awards calculated in accordance with FASB ASC Topic 718.

Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Executive Employment Agreements

We have Executive Employment Agreements with each of our executive officers, including the named executive officers (except Mr. Chait). Pursuant to the Executive Employment Agreements, we agree to employ each of the executives for one-year terms, with automatic, annual extensions of additional one-year terms. The Executive Employment Agreements entitle the executives to:

•	an annual base salary in the amount of at least $350,000 for Ms. Raymond, $310,000 for Mr. Lanuto, $265,000 for Mr. Williams and $250,000 for Mr. Funk;
•	eligibility to receive an annual bonus as provided in our senior management bonus plan;
•	other benefits of employment comparable to other senior management; and
•	four weeks of vacation per year.

Ms. Raymond also is entitled to an allowance for housing in New York, although because such allowance was not needed in 2010, we did not pay her such an allowance in 2010.

We have the right to terminate each executive’s employment at any time, subject to the provisions of the Executive Employment Agreements described under “Potential Payments Upon Termination or Change in Control — Executive Employment Agreements.”

2010 Incentive Compensation Program

Our Compensation Committee annually sets bonus performance targets to help drive growth in our financial performance year-over-year. For 2010, this growth was measured in dollars of adjusted EBITDA. Adjusted EBITDA was calculated net of bonuses payable under the program. For 2010, growth also was measured by the percentage increase in our gross margin over prior year gross margin results, provided that adjusted EBITDA exceeded threshold. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives” for a discussion of the adjusted EBITDA targets and thresholds and the gross margin percentage increase applicable for the named executive officers.

Restricted Stock

The grants of restricted stock made to our named executive officers in February 2010 vest based on performance conditions and service conditions as described in “Elements of Compensation — Long-Term Incentive.” See “Potential Payments Upon Termination or Change in Control — Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a termination of a named executive officer or a change in control of our company.

Salary and Bonus In Proportion To Total Compensation

This chart shows the combined salary and bonus for our named executive officers as a percentage of their total compensation in 2010.

Current Named Executive Officer	Salary and Bonus	Total Compensation
Jon F. Chait	77%	$1,508,250
Mary Jane Raymond	74%	$882,750
Frank P. Lanuto	88%	$536,950
Latham Williams	89%	$496,600
Neil J. Funk	85%	$422,950

Outstanding Equity Awards at December 31, 2010

The following table sets forth information on outstanding stock option and restricted stock awards held by the named executive officers at December 31, 2010, including the number of shares underlying both exercisable and unexercisable portions of each stock option, the exercise price and expiration date of each outstanding option and the market value of shares of restricted stock that have not vested based on the closing market price for our common stock on December 31, 2010 of $5.83.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable		Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Jon F. Chait	122,250	(1)	0	$6.83	4/11/2013	30,000	(9)	$174,900
	181,314	(2)	0	$13.25	1/18/2015	75,000	(10)	$437,250
Mary Jane Raymond	140,000	(3)	0	$25.94	12/1/2015	48,000	(10)	$279,840
	50,000	(4)	0	$14.53	5/5/2016	22,000	(9)	$128,260
Frank P. Lanuto	0		0	—	—	6,667	(11)	$38,869
						15,000	(9)	$87,450
						12,000	(10)	$69,960
Latham Williams	1,500	(12)	0	$6.83	4/11/2013	8,000	(9)	$46,640
	12,000	(5)	0	$13.25	1/18/2015	12,000	(10)	$69,960
	5,000	(6)	0	$16.00	2/15/2016
	5,625	(7)	1,875	$16.90	2/6/2017
Neil J. Funk	6,000	(8)	0	$11.07	8/4/2013	10,000	(9)	$58,300
	15,000	(5)	0	$13.25	1/18/2015	12,000	(10)	$69,960
	3,750	(7)	1,250	$16.90	2/6/2017

(1)	The options were granted on April 11, 2003 and vest on the anniversary of the grant date in four equal, annual installments.
(2)	The options were granted on January 18, 2005 and vest over four years with 50% vesting on the third anniversary of the grant date and 50% vesting on the fourth anniversary.
(3)	The options were granted on December 1, 2005 and vest over four years with 50% vesting on the third anniversary of the grant date and 50% vesting on the fourth anniversary.
(4)	The options were granted on May 5, 2006 and vest on the anniversary of the grant date in four equal, annual installments.
(5)	The options were granted on January 18, 2005 and vest on the anniversary of the grant date in four equal, annual installments.
(6)	The options were granted on February 15, 2006 and vest on the anniversary of the grant date in four equal, annual installments.
(7)	The options were granted on February 6, 2007 and vest on the anniversary of the grant date in four equal, annual installments.
(8)	The options were granted on August 4, 2003 and vest over three years with 50% vesting on the first anniversary of the grant date, 25% on the second anniversary and 25% on the third anniversary.
(9)	Shares of restricted stock were granted on February 24, 2009 and vest based on our share price. They vest in one-third increments on each of the first three anniversaries of the grant date, provided that the 20-day average closing price of a share of our common stock on the Nasdaq Global Select Market meets or exceeds the applicable share price target at any time on or prior to the anniversary date and the executive remains employed by us through the anniversary date. Mr. Chait’s shares of restricted stock granted on February 24, 2009 were forfeited upon termination of his employment on February 22, 2011.

(10)	Shares of restricted stock were granted on February 17, 2010 and vest based on performance conditions and service conditions as described in above “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives.” The performance vesting conditions with respect to the restricted stock are satisfied as follows: (a) 60% of the shares of restricted stock (the “EBITDA Restricted Stock”) vest upon the determination by the Compensation Committee that our company achieved income (loss) from continuing operations before inclusion of provision for income taxes, other income (expense), interest income (expense), and depreciation and amortization for the year ended December 31, 2010 equal to or greater than $0; and (b) 40% of the shares of restricted stock vest upon the determination by the Compensation Committee that our company achieved gross margin growth (measured as a percentage of growth) for the year ended December 31, 2010 as compared to the year ended December 31, 2009 equal to or greater than 5%, provided that the shares of Gross Margin Restricted Stock vest pro rata for gross margin growth between 1% and 5%. The executive will forfeit the number of shares of EBITDA Restricted Stock and Gross Margin Restricted Stock that do not vest pursuant to the preceding sentence. To the extent the performance vesting conditions above have been satisfied, the service vesting conditions with respect to the restricted stock are satisfied as follows: (i) 33% of the shares of restricted stock vest upon the determination of the satisfaction of the performance vesting conditions, (ii) 33% of the shares of restricted stock vest on the second anniversary of the grant date and (iii) 34% of the shares of restricted stock vest on the third anniversary of the grant date; provided that, in each case, the executive remains employed by our company from the grant date through the date the performance vesting conditions are satisfied, in the case of clause (i), or the applicable anniversary date, in the case of clauses (ii) and (iii).
(11)	For Mr. Lanuto, 20,000 shares of restricted stock were granted on August 6, 2008 and vest on the anniversary of the grant date in three equal, annual installments.
(12)	The options were granted on April 11, 2003 and vest over three years with 50% vesting on the first anniversary of the grant date, 25% on the second anniversary and 25% on the third anniversary.

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during 2010 for each of our named executive officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jon F. Chait	0	$0	0	$0
Mary Jane Raymond	0	$0	5,000	$27,400
Frank P. Lanuto	0	$0	6,666	$27,064
Latham Williams	0	$0	0	$0
Neil J. Funk	0	$0	0	$0

(1)	Reflects the amount calculated by multiplying the number of shares of restricted stock vested by the market price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

We have entered into agreements and maintain plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a change in control of our company. The estimated amount of compensation payable to each named executive officer in each situation is listed in the tables below, assuming that the termination and/or change in control of our company occurred at December 31, 2010 and that our common stock is valued at $5.83, the closing market price for our common stock on December 31, 2010. Descriptions of the circumstances that would trigger payments or the provision of other benefits to the named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, and other material assumptions that we have made in calculating the estimated compensation, follow these tables.

Payments and Benefits to Jon F. Chait(1)
	Termination by Company for Cause or by Executive	Termination by Company Without Cause	Death	Disability	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$0	$0	$0	$0	$0	$0
Health and Dental Insurance	$0	$0	$0	$0	$0	$0
Excise Tax Gross Up	$0	$0	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$466,415	$0	$466,415	$466,415
Vesting of Stock Options	$0	$0	$0	$0	$0	$0
Total	$0	$0	$466,415	$0	$466,415	$481,415

(1)	In connection with Mr. Chait’s notification to us on November 30, 2010 of his intent to retire from his positions as Chairman and Chief Executive Officer and as a member of the Board of Directors effective as of the date of the 2011 annual meeting of stockholders and Mr. Chait’s employment as Chairman and Chief Executive Officer terminating on February 22, 2011, we have been negotiating a severance agreement with Mr. Chait.

Payments and Benefits to Mary Jane Raymond
	Termination by Company for Cause or by Executive	Termination by Company Without Cause	Death	Disability	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$0	$350,000	$0	$0	$0	$583,450
Health and Dental Insurance	$0	$7,960	$0	$0	$0	$7,960
Excise Tax Gross Up	$0	$0	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$314,829	$0	$314,829	$314,829
Vesting of Stock Options	$0	$0	$0	$0	$0	$0
Total	$0	$357,960	$314,829	$0	$314,829	$921,239

Payments and Benefits to Frank P. Lanuto
	Termination by Company for Cause or by Executive	Termination by Company Without Cause	Death	Disability	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$0	$310,000	$0	$0	$0	$475,000
Health and Dental Insurance	$0	$14,160	$0	$0	$0	$14,160
Excise Tax Gross Up	$0	$0	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$172,959	$0	$172,959	$172,959
Vesting of Stock Options	$0	$0	$0	$0	$0	$0
Total	$0	$324,160	$172,959	$0	$172,959	$677,119

Payments and Benefits to Latham Williams
	Termination by Company for Cause or by Executive	Termination by Company Without Cause	Death	Disability	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$0	$265,000	$0	$0	$0	$463,750
Health and Dental Insurance	$0	$19,647	$0	$0	$0	$19,647
Excise Tax Gross Up	$0	$0	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$93,282	$0	$93,282	$93,282
Vesting of Stock Options	$0	$0	$0	$0	$0	$0
Total	$0	$284,647	$93,282	$0	$93,282	$591,679

Payments and Benefits to Neil J. Funk
	Termination by Company for Cause or by Executive	Termination by Company Without Cause	Death	Disability	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$0	$250,000	$0	$0	$0	$375,000
Health and Dental Insurance	$0	$0	$0	$0	$0	$0
Excise Tax Gross Up	$0	$0	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$104,942	$0	$104,942	$104,942
Vesting of Stock Options	$0	$0	$0	$0	$0	$0
Total	$0	$250,000	$104,942	$0	$104,942	$494,942

Executive Employment Agreements

We have Executive Employment Agreements with each of our executive officers, including the named executive officers (other than Mr. Chait). If the executive officer dies during the term of the Executive Employment Agreement, if we terminate the executive officer’s employment as a result of the executive officer’s disability or for cause, or if the executive officer voluntarily terminates employment with us, then we will have no further obligation to the executive officer or his or her estate, except to pay base salary earned through the date of death or termination.

If we terminate the executive officer’s employment without cause or do not renew the executive officer’s employment agreement, then, subject to the executive officer executing our then-current form of general release agreement, the executive officer will be entitled to receive base salary earned through the date of termination, a severance payment equal to his or her then-current base salary for a period of twelve months following such termination made in equal installments on our regular pay dates, our portion of the premiums for providing continued health and dental insurance benefits to the executive officer for twelve months after termination (with only the executive’s portion of such premiums deducted from the executive officer’s severance payment). The severance payment, plus accrued interest, will not be paid to the executive officer until six months after the executive officer’s termination, unless the severance payment is less than a certain amount, as prescribed by statute.

After a change in control of our company, if the executive officer’s employment is terminated by us other than by reason of death, disability or for cause or by the executive officer for good reason, then the executive officer is entitled to a lump-sum severance payment equal to the executive officer’s annual base salary immediately prior to termination, and the executive officer’s target annual bonus under our senior management bonus plan for the year in which the termination occurs, plus health and dental insurance benefits for a period of up to twelve months after termination. The Executive Employment Agreements provide that, subject to limited exceptions, if the payments under the Executive Employment Agreements or under any other agreement or plan of our company are “excess parachute payments” for purposes of the Internal Revenue Code, then we will pay the executive officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. The severance payment and the payment to offset any excise tax will be held in a rabbi trust and, with accrued interest, will be paid to the executive officer six months after the executive officer’s termination. In addition, we will bear up to $15,000 of fees of consultants and/or legal or accounting advisors that an executive officer engages to advise him or her as to the computation of this benefit.

The amounts in the tables above for executive officers who have an Executive Employment Agreement assume that:

•	health and dental insurance benefits will continue for twelve months after termination at the current cost per year for each executive officer;
•	for purposes of determining whether any excise tax is triggered, we would be able to overcome any presumption that restricted stock grants in 2010 were made in contemplation of a change in control pursuant to regulations issued under the Internal Revenue Code; and
•	legal and accounting advisor fees are the maximum possible under the Executive Employment Agreements.

As a condition to entering into the Executive Employment Agreement, each executive officer agreed to keep confidential information of ours confidential and to return such information to us upon termination of employment, to not solicit for one year clients who we provided services during the twelve months preceding the date of the executive officer’s termination and not to solicit or hire for one year any individual we employed on the date of the executive officer’s termination. Each executive officer also agreed that, after termination of employment, the executive officer will not disparage us.

The Executive Employment Agreements define the following terms:

•	“Cause” means:
•	the willful or negligent failure of the executive to perform the executive’s duties and obligations in any material respect, which failure is not cured within fifteen days after receipt of written notice of such failure;
•	acts of dishonesty or willful misconduct by the executive with respect to us;
•	conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge;
•	repeated refusal to perform the reasonable and legal instructions of the executive’s supervisors;

•	any material breach of the agreement or our confidentiality, non-solicitation and work product assignment agreement; or
•	failure to confirm compliance with our Code of Business Conduct and Ethics after ten days’ written notice requesting confirmation.
•	“Change in control” means:
•	the consummation of a consolidation, merger, share exchange or reorganization involving us, except for certain transactions that do not result in another person acquiring control of us;
•	our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale;
•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing more than 20% of our outstanding shares of common stock or combined voting power of our outstanding voting securities; or
•	individuals who were directors as of the date of the agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors.
•	“Disability” means the executive is unable to perform the executive’s essential job duties and responsibilities due to mental or physical disability for a total of twelve weeks, whether consecutive or not, during any rolling twelve month period.
•	“Good reason” means:
•	any breach of the Executive Employment Agreement by us, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we remedy promptly after receipt of notice;
•	any reduction in the executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive in effect during the 180-day period prior to a change in control;
•	the removal of the executive from, or failure to reelect or reappoint the executive to, any of the positions held with us on the date of a change in control or any other positions to which the executive is thereafter elected or appointed;
•	a good faith determination by the executive that there has been a material adverse change in the executive’s working conditions or status with us relative to the most favorable working conditions or status during the 180-day period prior to a change in control;
•	the relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment on the date 180 days prior to a change in control; or
•	we require the executive to travel on our business 20% in excess of the average number of days per month the executive was required to travel during the 180-day period prior to the change in control.

Executive Excise Tax Gross-Up Agreement

We had an Executive Excise Tax Gross-Up Agreement (the “Gross-Up Agreement”) with Mr. Chait. The Gross-Up Agreement provided that, after a change in control of our company, if Mr. Chait’s employment is terminated by us other than by reason of death, disability or for cause or by Mr. Chait for good reason, subject to limited exceptions, and the payments under the Gross-Up Agreement or under any other agreement with or plan of our company are “excess parachute payments” for purposes of the Internal Revenue Code, then we would pay Mr. Chait the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. Since Mr. Chait was no longer employed by us after February 22, 2011, the Gross-Up Agreement expired by its terms.

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer’s employment or service with us is terminated for any reason other than death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited, except, in the case of awards of restricted stock under the 2009 Incentive Stock and Awards Plan, if an executive officer immediately becomes a non-employee director, then such executive officer will not be considered to have terminated employment until his or her service as a director has ceased. If the executive officer’s employment terminates by reason of the executive officer’s death, then (i) for awards of restricted stock granted prior to February 24, 2009, the shares of restricted stock that have not yet become fully vested will automatically become fully vested and the restrictions imposed upon the restricted stock will immediately lapse, (ii) for awards of restricted stock granted on February 24, 2009, the shares of restricted stock that have not yet become fully vested as a result of an anniversary date not having been reached will automatically become fully vested and the restrictions imposed upon the restricted stock will immediately lapse, but only if and to the extent that the applicable share price target with respect to such anniversary date shall have been achieved on or prior to the date of such termination of employment, and (iii) for awards of restricted stock granted on or after February 17, 2010, the shares of restricted stock that have not yet become fully vested as a result of a service vesting condition not being satisfied will automatically become fully vested and the restrictions imposed upon the restricted stock will immediately lapse, but only if and to the extent that the performance vesting conditions shall have been achieved on or prior to the date of such termination of employment. The amounts in the tables above include the value attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on December 31, 2010.

As a condition to the grant of the restricted stock, the Restricted Stock Agreements provide that the executive officer will agree to keep confidential information of ours confidential during and after employment and to return such information to us upon termination of employment, not to solicit for one year clients to whom we provided services during the twelve months preceding the date of the executive officer’s termination and not to solicit or hire for one year any individual we employed as of the date of the executive officer’s termination. “Change in control” in the Restricted Stock Agreements has the same meaning set forth above under “Executive Employment Agreements.”

Stock Option Agreements

When we make grants of options to our executive officers, including the named executive officers, we enter into Stock Option Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If we terminate the executive officer’s employment for cause, then any option held by the executive officer will immediately terminate and cease to be exercisable. If an executive officer ceases to be employed by us for any reason other than death or for cause, then that portion of the option which is exercisable on the date of the executive officer’s termination of employment will remain exercisable for a period of six months after such date and the remaining portion of the option will automatically expire on such date. If the executive officer’s employment terminates by reason of the executive officer’s death, then the option will become fully vested and will remain exercisable by the executive officer’s beneficiary for a period of one year after the date of the executive officer’s death. Effective upon a change in control of our company, the option will fully vest and will immediately become exercisable, except if our stockholders will receive capital stock of another corporation in connection with a change in control of our company and our Board of Directors determines that the option will be converted into an option to purchase shares of such capital stock. The amounts in the tables above include the value attributable to unvested stock options held by our named executive officers valued at the amount by which the closing price of our common stock on December 31, 2010 exceeds the exercise price of the unvested options.

As a condition to the grant of the option, the Stock Option Agreements provide that the executive officer will agree to keep confidential information of ours confidential during and after employment and to return such information to us upon termination of employment, not to solicit for one year clients to whom we provided services during the twelve months preceding the date of the executive officer’s termination and not to solicit or hire for one year any individual we employed as of the date of the executive officer’s termination. “Cause” and “change in control” in the Stock Option Agreements have the same meanings set forth above under “Executive Employment Agreements.”

COMPENSATION POLICIES AND PRACTICES AND RISK

We monitor and assess periodically our enterprise risks, including risks from our compensation policies and practices for our employees. Based on our periodic assessments, we believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our company.

Our compensation policies and practices also do not encourage excessive or inappropriate risk for several reasons, including:

•	salaries are generally targeted at median market levels;
•	cash bonuses are capped and are typically determined using subjective and objective criteria;
•	equity awards have service, and often performance, vesting requirements;
•	we have stock ownership guidelines for our executive officers; and
•	we offer only customary benefits, such as health care and a defined contribution plan.

We believe these compensation policies and practices provide an appropriate balance between short term and long term incentives, encourage our employees to produce superior results for our company without having to take excessive or inappropriate risks to do so, and continue to serve the best interests our company and stockholders.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are required by Section 14A of the Securities Exchange Act of 1934 to provide our stockholders with an advisory vote on the compensation of our named executive officers. This proposal, commonly known as “Say-on-Pay,” asks our stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

We have established comprehensive compensation programs for our executive officers, including our named executive officers, and the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement disclose information regarding the compensation of our named executive officers. Stockholders should reference and consider the information in these sections when evaluating our approach to compensating our named executive officers.

Our Board of Directors, the Compensation Committee of our Board of Directors, the Senior Human Resources Officer and the Compensation Committee’s independent compensation consultant, when appropriate, monitor executive compensation programs and adopt changes, when appropriate, to our compensation program to reflect the competitive market in which we compete for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

The objectives of our executive compensation programs are to attract and retain the talented individuals needed to achieve long-term success and to motivate them to achieve goals designed to enhance long-term shareholder value. With these objectives in mind, the Compensation Committee has taken the following compensation actions.

•	Targeting base salaries and long term equity incentives at median market levels for comparable companies.
•	Designing annual cash incentives to provide awards above median market levels for comparable companies only for above median performance.
•	Linking vesting of restricted stock awards to our financial performance through EBITDA and gross margin growth targets.
•	Limiting the perquisites that we make available to our named executive officers, who are entitled to few benefits that are not otherwise available to our employees, and the aggregate amount of such perquisites for each named executive officer in year reflected under “Executive Compensation — Summary Compensation Table” has not exceeded $10,000.
•	Requiring named executive officers to maintain certain stock ownership levels through the establishment of stock ownership guidelines.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of our executive officers with the interests of our stockholders and to require our executive officers to own a significant amount of our common stock. Please refer to the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy and the actual compensation provided to our named executive officers.

The vote on the compensation of our named executive officers is advisory and not binding on us, our Board of Directors or the Compensation Committee. The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting (assuming a quorum is present) is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution. Shares of common stock represented by executed, but unmarked, proxies will be voted in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the compensation of our named executive officers unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote in such manner. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, our Board of Directors and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

We are required by Section 14A of the Securities Exchange Act of 1934 to provide our stockholders with a “Say-on-Pay” vote every one, two or three years. We are seeking a vote, on a non-binding, advisory basis, on a resolution regarding the frequency of the advisory vote on the compensation of our named executive officers. Our stockholders may vote to approve holding an advisory vote on the compensation of our named executive officers every one, two or three years.

Our Board of Directors has given serious consideration to the recommended frequency of the advisory vote on the compensation of our named executive officers. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of our named executive officers, our Board of Directors recommends that stockholders approve holding the advisory vote on the compensation of our named executive officers every year. An annual advisory vote on the compensation of our named executive compensation will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a consistent basis. Additionally, an annual advisory vote on the compensation of our named executive officers will provide our Board of Directors and the Compensation Committee with more direct input from stockholders on our executive compensation policies, practices and procedures. Finally, an annual advisory vote on the compensation of our named executive officers is consistent with our objectives of engaging in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

When voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, stockholders should understand that they are not voting “for” or “against” the recommendation of our Board of Directors to hold the advisory vote every year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter. Shares of common stock represented by executed, but unmarked, proxies will be voted for holding the advisory vote on the compensation of our named executive officers every year; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for any frequency unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such frequency. The particular frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast for such frequency will be considered by our Board of Directors as the stockholders; recommendation as to the frequency of future stockholder advisory votes on the compensation of our named executive officers. However, the outcome of this vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers is advisory and not binding on us or our Board of Directors. Accordingly, our Board of Directors may choose to hold the advisory vote on the compensation of our named executive officers on a more or less frequent basis than the frequency recommend by stockholders. Nevertheless, our Board of Directors will review and consider the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of our named executive officers.

Our Board of Directors recommends that you vote for holding the advisory vote on the compensation of our named executive officers every year.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Committee’s function is more fully described in its written charter, which our Board of Directors has adopted and which the Committee reviews on an annual basis. Our Board of Directors annually reviews the independence of the Committee members under standards of independence for audit committee members established by the Nasdaq Global Select Market listing standards and Security and Exchange Commission rules. Our Board of Directors has determined that each member of the Committee is independent under those standards.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm, KPMG LLP, was responsible for performing an independent audit of the consolidated financial statements and effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2010. KPMG LLP was also responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting.

The Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010 and management’s assessment of internal control over financial reporting as of December 31, 2010, with our management and has discussed with KPMG LLP the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, Communication With Audit Committees, and Rule 2-07 of SEC Regulation S-X. In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee has discussed with KPMG LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements and management’s report on its assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Hudson Highland Group, Inc.
AUDIT COMMITTEE

Richard J. Stolz, Chairperson
Robert B. Dubner
John J. Haley
David G. Offensend

RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements and management’s assessment of internal controls over financial reporting for the fiscal year ending December 31, 2011. Our Board of Directors is seeking stockholder ratification of the resolution appointing KPMG LLP as our independent registered public accounting firm for the fiscal year 2011. KPMG LLP has served as our independent registered public accounting firm since March 2008.

Representatives of KPMG LLP will be available to answer appropriate questions from stockholders at the annual meeting and will be free to make statements, if they desire to do so, during the meeting.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 and fees billed for other services rendered by KPMG LLP during those periods.

	2010	2009
Audit fees(1)	$2,128,100	$2,260,500
Audit-related fees(2)	142,000	65,700
Tax fees(3)	62,500	88,500
All other fees(4)	0	0
Total fees	$2,332,600	$2,414,700

(1)	Audit fees consist of the aggregate fees billed for professional services rendered by KPMG LLP for the audit and review of financial statements and services provided in connection with statutory and regulatory filings (domestic and international) and the audit of management’s assessment of internal control over financial reporting.
(2)	Audit-related fees consist of the aggregate fees billed for professional services rendered by KPMG LLP for employee benefit plan audits, certain due diligence services and accounting consultation.
(3)	Tax fees consist of the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning (domestic and international).
(4)	None.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of KPMG LLP, and all such services were approved by the Audit Committee.

The Audit Committee has established a policy regarding pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee will not approve any service that will impair the independence of the independent registered public accounting firm. The pre-approval policy requires each audit service and each non-audit service in excess of $50,000 performed by the independent registered public accounting firm to receive the specific prior approval of the entire Audit Committee. The Chairperson of the Audit Committee has authority to approve any non-audit service equal to or less than $50,000, and any subsequent fee adjustments which, in the aggregate for each non-audit service, are equal to or less than $15,000. Only if the cost of any audit or non-audit service exceeds by the greater of ten percent or $5,000 the amount previously approved by the Audit Committee or Chairperson, then the Audit Committee or Chairperson must give prior approval for the additional cost. The Chairperson reports any approvals pursuant to such authority to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s pre-approval responsibilities to management. The independent registered public accounting firm must provide the Audit Committee or the Chairperson of the Audit Committee with a description of each specific audit or non-audit service to be rendered, and detailed documentation for any fee increase requests.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting (assuming a quorum is present) is required for approval of the ratification of the resolution appointing KPMG LLP as our independent registered public accounting firm for the fiscal year 2011. Consequently, broker non-votes will have no effect on the ratification of the resolution, but abstentions will act as a vote against ratification of the resolution. Shares of common stock represented by executed, but unmarked, proxies will be voted in favor of the above proposal. If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accounting firm to audit our financial statements and management’s assessment of internal controls over financial reporting for the fiscal year 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission. Based solely on a review of the copies of such forms furnished to us and on written representations that no Form 5 was required to be filed, we believe that, during the fiscal year ended December 31, 2010, all of our directors and executive officers timely complied with the Section 16(a) filing requirements.

OTHER MATTERS

Stockholder Proposals

Proposals which our stockholders intend to present at, and wish to have included in our proxy statement for, the 2012 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at our offices by the close of business on November 18, 2011. In addition, a stockholder who intends to present business, including nominating persons for election as directors, other than pursuant to Rule 14a-8 at the 2012 annual meeting must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice of such business, complying with the By-Laws, to our Corporate Secretary not less than 45 days and not more than 75 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under our By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2012 annual meeting but do not intend to include in our proxy statement for such meeting) prior to February 1, 2012, then the notice will be considered untimely and we will not be required to present the proposal at the 2012 annual meeting. If our Board of Directors chooses to present the proposal at the 2012 annual meeting, then the persons named in proxies solicited by our Board of Directors for the 2012 annual meeting may exercise discretionary voting power with respect to such proposal.

Proxy Solicitation

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, certain of our officers and other employees may solicit proxies personally, by telephone or by electronic communication. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold common stock. We have retained Georgeson Shareholder Communications to aid in the solicitation at an estimated cost of $10,000 plus reimbursable out-of-pocket expenses.

Stockholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their shares through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the annual report to stockholders and/or proxy statement may also request delivery of a single copy upon oral or written request. Stockholders may notify us of their requests by writing Latham Williams, Corporate Secretary, Hudson Highland Group, Inc., 560 Lexington Avenue, 5th Floor, New York, New York 10022 or calling (212) 351-7300.

By Order of the Board of Directors
HUDSON HIGHLAND GROUP, INC.

Latham Williams
Corporate Secretary

New York, New York
March 18, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

HUDSON HIGHLAND GROUP, INC.

INTERNET

http://www.proxyvoting.com/hhgp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

94261

Fulfillment 94269

▼ FOLD AND DETACH HERE ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, "FOR" ITEM 2, FOR "1 YEAR" IN ITEM 3, AND "FOR" ITEM 4.

Please mark your votes as indicated in this example [X]

1. ELECTION OF DIRECTORS

Nominees:

01 Robert B. Dubner
02 Jennifer Laing

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSAL 2, FOR "1 YEAR" IN PROPOSAL 3, AND "FOR" PROPOSAL 4.

	FOR	AGAINST	ABSTAIN
2. Approval, by advisory vote, of the compensation of the Company's named executive officers.	☐	☐	☐

Management recommends a vote for Stockholder approval every 1 year.

	1 year	2 years	3 years	Abstain
3. To recommend, by advisory vote, the frequency of the advisory vote on the compensation of the Company's named executive officers.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2011.	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ____________

You can now access your Hudson Highland Group, Inc. account online.

Access your Hudson Highland Group, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Hudson Highland Group, Inc., now makes it easy and convenient to get current information on your stockholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: **http://www.proxyvoting.com/hhgp**

▼ FOLD AND DETACH HERE ▼

PROXY

HUDSON HIGHLAND GROUP, INC.

Annual Meeting of Stockholders – April 28, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mary Jane Raymond and Latham Williams, and each of them, with full power to act without the other, and each with the power of substitution, as proxies and attorneys-in-fact to vote, as provided on the other side, all of the shares of Hudson Highland Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Hudson Highland Group, Inc. to be held April 28, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

94261

Fulfillment
94269